THIS AGREEMENT is dated as of December 10, 2004

BETWEEN:

RAVEN RESOURCES INC., a corporation incorporated in the Province of Ontario having a business office in the Municipality of Kirkland Lake, (Raven) and **GINO CHITARONI**, businessman, of Portage Bay Road, Cobalt, Ontario (Chitaroni)
(the "Optionors"),

-and-

EMPORIO EXPLORATIONS CORP.a corporation incorporated in the Province of British Columbia having a business office in the City of Vancouver (Emporio)
(the "Optionee"),

AND REFERENCED AS THE:

WHITNEY LAKE AGREEMENT

WITNESSETH THAT:

WHEREAS the Optionors are the recorded owners of 13 unpatented mining claims situated in the Township of Gillies Limit in the Province of Ontario; which are more particularly described in Schedule A attached hereto;

AND WHEREAS the Optionors are desirous of selling and Emporio is desirous of purchasing said claims;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set out, the parties agree as follows:

1. **Definitions**

1.1 In this Agreement, unless the subject matter or content is inconsistent therewith:

"Closing" means ______________________________ or such other date as may be agreed upon;

"Environmental Liabilities" means any and all liability for claims, demands, costs and expenses, (including without limitation, settlement costs and all reasonable legal fees and disbursements, accounting and other expenses for investigating or defending any enforcement or other proceedings), or actions or causes of action (commenced or threatened), which are incurred or suffered as a result of, or in respect to, or in connection with, any contravention, or alleged contravention, of any applicable federal, provincial, municipal or other laws, rules, regulations, ordinances or other requirements with respect to the discharge, generation, removal, transportation, storage and handling of hazardous or toxic wastes or substances by previous owners, operators, occupants or users of any part of the Mining Lands, or any environmental liability arising on, in, or in respect of, the Mining Lands, or which causes injury to persons or damage to property; or any other liability, which requires actions to be taken in compliance with any applicable laws, regulations, orders, judgments, decrees, (including without limitation, all applicable federal, provincial and municipal legislation) by reason of the possession or ownership of the Mining Lands, or by reason of any incident, problem, rupture, spill

deposition, flow, accretion, or other occurrence alleged to have occurred on, in, or with respect to the Mining Lands;

"Environmental Standards" means all laws, orders, rules and regulations of whatever authority, as they may apply to and affect environmental and pollution control standards in effect, whether federal, provincial, municipal or otherwise;

"Hazardous Conditions" means all hazardous conditions, including unprotected open mine shafts, mine openings or workings, open pits or other such conditions located on the Mining Lands;

"Mining Lands" means those unpatented mining claims situate in the Township of Gillies Limit in the Province of Ontario, described in Schedule A hereto.

1.2 As the Optionors are constituted by more than one person, their obligations herein are joint and each guarantees the obligations of the other herein.

2. **Representations and Warranties**

2.1 The Optionors each represent and warrant that:

(a) Raven is a corporation duly incorporated and organized, and subsisting under the laws of the Province of Ontario and Chitaroni is a businessman residing in Cobalt, Ontario;

(b) the Optionors are the recorded holders and beneficial owners of a 100% interest in the Mining Lands, free and clear of all liens, charges, encumbrances and claims of others, other than reservations to the Crown outlined on the register and exceptions, qualifications and conditions provided for under the *Mining Act* (Ontario) and the regulations thereunder;

(c) all of the claims comprising the Mining Lands were duly and properly staked and recorded and are in good standing;

(d) no outstanding environmental, reclamation or abandonment, tax or other obligations exist with respect to the Mining Lands, except exploration work required pursuant to the *Mining Act* (Ontario) and the regulations thereunder to keep the relevant claims in good standing;

(e) it is not aware of any agreement or adverse claim relating to the use of the surface rights to the Mining Lands which would encumber, limit or restrict in any way whatsoever, or cause interference with, the Optionee's right to carry out prospecting, exploration, development and/or other mining work thereon;

(f) it has the full and undisputed right to enter into this agreement and to assign its equitable interest in the Mining Lands;

(g) it has not transferred or encumbered, or agreed to transfer or encumber, all or any of its equitable interest in the Mining Lands or production therefrom or royalty interest therein;

(h) it is not aware of any pending or threatened litigation or adverse claims against or challenges:

    (i) to the Optionors' ownership of the Mining Lands by any person whatsoever, nor is it aware of any basis therefor, nor is it aware of any third party who claims to own or have any beneficial interest in the Mining Lands;

    (ii) made by any regulatory authority in respect of the Mining Lands, nor is it aware of any action or proceeding by a regulatory authority or of any other fact or condition,

which would materially limit access to, or which would result in a termination, cancellation or forfeiture of, the Mining Lands or which ay create any encumbrance or liability relating thereto; or

(iii) to any activities conducted on or in the Mining Lands;

(i) it is not a non-resident for the purposes of and pursuant to section 116 of the *Income Tax Act* (Canada);

(j) the Mining Lands are clear of all Hazardous Conditions and Environmental Liabilities and otherwise comply with all laws and regulations applicable thereto, including without limitation, the *Mining Act* (Ontario) and all Environmental Standards;

(k) the execution and delivery of this agreement and the performance from time to time of its obligations hereunder do not and will not conflict with the terms of its articles or by-laws or any other agreement or instrument to which it is a party or by which it is bound;

(l) all consents, approvals, permits, authorizations or orders necessary to complete the assignment of its equitable interest in the Mining Lands pursuant to the provisions of this agreement, as amended, which are required to be obtained by it have been obtained and copies thereof have been delivered to the Optionee;

(m) there are no commissions and no broker's, finder's or other similar fees payable by it in connection with the transactions contemplated by this agreement;

(n) the execution and delivery hereof and the performance from time to time of its obligations hereunder are within its power and authority, and this agreement has been duly authorized by all necessary corporate action and constitutes a valid and binding obligation of it enforceable in accordance with its terms;

(o) the tangible assets, if any, affixed on the Mining Lands are conveyed free and clear of all encumbrances; and

(p) throughout the term of this agreement the directors and officers of the Optionee and its servants, agents and independent contractors, shall have the right in respect of the Mining Lands to;

(i) enter thereon;

(ii) have exclusive and quiet possession thereof;

(iii) do such prospecting, exploration, development and/or other work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(iv) bring upon and erect upon the Mining Lands buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(v) remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests, or for commercial quantity production, or for any other purpose.

2.2 Emporio represents and warrants that it is a corporation duly incorporated and organized, and subsisting under the laws of the Province of British Columbia.

2.3 The representations and warranties contained in this section 2 shall survive execution of this Agreement.

3. **Purchase**

3.1 For consideration, more particularly described below, Emporio agrees to purchase the Optionors' 100% interest in the Mining Lands on the following terms and conditions and the parties to this Agreement agree as follows:

(a) Emporio shall, upon Closing pay the Optionors $5,000.

(b) Emporio (or its assignee)shall pay the Optionors a further total of $50,000 within three (3) months after shares of Emporio (or its assignee) begin trading to the public on any stock exchange or quotation system in North America after the filing of a prospectus or registration statement, as applicable (trading date).

(c) Emporio (or its assignee) shall also perform and record $10,000 of assessment work on the Mining Lands due in August, 2005 and, at its option, shall perform such assessment work so as to keep the relevant mining claims and interests subject to the option provided for herein in good standing, unless it has elected to terminate the option provided for herein in accordance with (e) below.

(d) Upon the completion of all payments and obligations contemplated in 3.1(b) and (c), the Optionors shall transfer a 100% interest in the Mining Lands to Emporio (or its assignee) and register same and Emporio (or its assignee) shall, thereupon, grant the Optionors:

(i) a net smelter return royalty,(royalty) to be calculated in accordance with Schedule B; subject to , at the Optionee's discretion, the option of buying back up to 2% of the 3% royalty by paying $500,000 to retire each such 0.5% portion of the royalty. The Optionee shall have a first right of refusal on the remaining 1% royalty held by the Optionors. The royalty or any part of it shall not be assignable without the consent of the Optionee (not to be unreasonably withheld), and any such assignment shall be subject to the buy-back and right of first refusal described above, provided that the first 2% portion assigned shall be subject to the buy-back.

(e) In the event that (A) Emporio (or its assignee) fails to meet any of the scheduled payments and obligations contemplated in 3.1(b) or (c), after 30 days' notice thereof to Emporio, or (B) Emporio(or its assignee) determines that it no longer wishes to keep the relevant mining interests subject to the option provided for herein in good standing, after 30 days' notice thereof to the Optionors, this Agreement shall terminate and all rights and obligations of Emporio under this Agreement shall be extinguished except that Emporio shall:

(i) deliver to the Optionors, within the following 90 days, copies of all maps, drill logs, sampling and assay records and other factual data relating to the work carried out by Emporio on the Mining Lands that have not already been delivered to the Optionors;

(ii) have the right, for the following 180 days, to remove all buildings, plant, equipment, machinery, tools, appliances and supplies which may have been brought upon the Mining Lands on or after Closing of this Agreement and the Optionors shall permit all rights of access and egress to and from the Mining Lands to do so; and

(iii) have filed, or shall file within the following 90 days, sufficient assessment work to ensure the Mining Lands shall be kept in good standing for the following year.

4. **General Provisions**

Choice of Law

4.1 Save as herein otherwise expressly provided, the parties hereby agree (i) that this Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and (ii) to submit to the jurisdiction of the laws of the Province of Ontario.

Further Assurances

4.2 Each of the parties hereto shall make, do or execute or cause to be made, done or executed all such acts, documents, deeds or other things as may be necessary or reasonably required to carry out the intent and purpose hereof fully and effectively. The Optionors shall take all action to permit registration of notice of this agreement against title and registration of the Mining Lands at their expense.

Act in Good Faith

4.3 The parties hereto shall at all times during the currency of this Agreement and after the termination of this Agreement during the period, if any, when the provisions of this Agreement continue to apply, act in good faith in respect to the other, and do or cause to be done all things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

Notice

4.4 Unless otherwise provided herein, any notice or other communication to a party under this Agreement may be given or served by courier, costs prepaid, or by registered mail, postage prepaid, or by facsimile addressed as follows:

a) If to Raven/Chitaroni	President Raven Resources Inc. P.0. Box 148 Swastika, Ontario, P0K 1T0 Fax No. (705) 642-1982	Gino Chitaroni PO Box 271 Portage Bay Road Cobalt, Ontario P0J 1C0 Fax No (705) 679-5519
d) If to Emporio	President Emporio Explorations Corp. 314 - 837 West Hastings Street West Vancouver, British Columbia, V6C 1B6 Fax No. (604) 642-6411	

Any notice or other communication so mailed shall be deemed to have been given or served the fourth day after it is deposited in any post office in Canada. Any notice given by facsimile shall be deemed given the day following it is sent. Any such notice or other communication to a party may also be served in person by delivering the same to a responsible person in the office of the party to be served at the above address. Any party may change its address for service at any time by notice in writing to the other. Upon the receipt of any such notice, the receiving party shall confirm receipt of said notice within 7 days of receiving such notice.

In the event of disruption of courier, mail, and facsimile services, such notice or other communication shall be given by personal service or telecopier as aforesaid.

Construction

4.5 In the construction of the provisions of this Agreement, words in the singular include the plural number and words denoting persons include firms and corporations and vice versa.

Default

4.6 Should Emporio be in default of any of its obligations pursuant to this Agreement, it shall, upon receipt

of written notice of such default from the Optionors have 30 clear days after receipt of such notice to cure such default; provided that, if at the end of such 30 days the default is not cured and Emporio during such 30 day period has made reasonable attempts to cure such default, Emporio, so long as it continues to make reasonable attempts to cure, shall have such number of days as may be agreed to by the Optionors, acting reasonably, to cure such default prior to the Optionors being permitted to enforce any of its rights hereunder.

Canadian Funds

4.7 All references to money herein are to Canadian funds unless otherwise expressly stated.

Headings

4.8 Paragraph headings in this Agreement are inserted solely for the purpose of facilitating easy reference and shall not be construed in any way as part of or affecting the construction or interpretation of this Agreement.

Successors and Assigns

4.9 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by the Optionors without the consent of the Optionees, but may be assigned by the Optionees.

5. **Arbitration**

In the event that the parties to this Agreement disagree on any matters concerning this Agreement such disagreement shall be settled by arbitration in accordance with Schedule C hereto.

IN WITNESS WHEREOF the parties have executed this Agreement.

RAVEN RESOURCES INC.

per:

Michael J. D. Leahy, President

EMPORIO EXPLORATIONS CORP.

per:

Michael F. K. Mews, Director

SIGNED, SEALED AND DELIVERED in the presence of)

_______________________ l.s.

Witness

Gino Chitaroni

SCHEDULE A

This is Schedule A annexed to the Agreement dated as of December 10, 2004 between Raven Resources Inc./Gino Chitaroni and Emporio Explorations Corp.

The following unpatented mining claims situate in the Township of Gillies Limit in the Province of Ontario constitute the Mining Lands subject to the Agreement:

<u>ClaimNo.</u>

L1231136
L1231137
L1231138
L1231139
L1221576
L1221577
L1221578
L1249728
L1249729
L1219926
L1219933

SCHEDULE B

This is Schedule B annexed to the agreement dated as of December 10, 2004 between Raven Resources Inc./ Gino Chitaroni and Emporio Explorations Corp. (the "Agreement").

The royalty ("Royalty") payable by Emporio to the Optionors shall be based on the value of products from that part or parts of the Mining Lands, set forth in the Agreement, equal to 3% of Net Smelter Returns, as defined below

"Net Smelter Returns" shall mean the net value, determined as provided in section 1 below of the gold and other metals and minerals mined and removed from the Mining Lands and received by Emporio after deduction of the following:

(a) custom smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser;

(b) costs of insuring ores, minerals and other materials or concentrates to or from a mill and/or a concentrator, whether situated on or off the Mining Lands and/or to a smelter, refinery or other place of treatment; and

(c) ad valorem taxes relating to the costs described in (a) and (b) above.

1. The parties to the Agreement acknowledge and agree that, for the purpose of calculating the Royalty, the net value of:

   (a) each ounce of gold received by Emporio will be equal to the average of the second London gold price fix for the month in which the gold in respect of the Royalty being calculated is received by Emporio; and

   (b) the other metals or minerals received by Emporio will be equal to the actual price received by Emporio for such metals or minerals based on arms-length sales.

It is recognised by the parties that the London gold price fix is expressed in United States dollars and it is agreed by the parties that the Royalty payable hereunder in respect of gold shall be paid, if in cash, in Canadian dollars. For purposes of determining the exchange rate for translating United States dollars into Canadian dollars, the parties agree that the rate shall be the average noon interbank rate quoted by the Bank of Canada for translating United States dollars into Canadian dollars on the dates of the second London gold fix utilized in clause 1(a) above. The Royalty hereunder in respect of other metals or minerals shall be paid, if in cash, in the currency received by Emporio for such metals or minerals on the sale thereof.

2. The Royalty shall be payable by cheque or bank draft, in respect of gold, upon the 30th day immediately following the expiry of the month in which the gold, in respect of which the Royalty is payable, is received by Emporio and, in respect of other metals or minerals, upon the 30th day immediately following the month in which the actual price for such other metals or minerals is received by Emporio

3.

The Optionors shall have the right to receive their Royalty in kind respecting gold beginning 1 month following receipt by Emporio of notice from the Optionors requesting such payment in kind. The Optionors shall have the right to revert to cash payments of their Royalty beginning 1 month following receipt by Emporio of notice from the Optionors to revert to cash payments of the Optionors Royalty. Notice shall be given and received in accordance with the provisions of section 4.4 of the Agreement. Gold paid as Royalty in kind shall be payable, after deductions in accordance with this Schedule which deductions shall be calculated in gold equivalent using the conversions described in Section 1 hereof, in multiples of Kilo Bars (each approximately 32.1507 troy ounces). Any additional Royalty in kind due to the Optionors that is less than a Kilo Bar shall be accumulated in an account held by Emporio until sufficient Royalty in kind is due to the Optionors equal to a Kilo Bar, whereupon such Kilo Bar shall be payable to the Optionors Fabrication costs for the Kilo Bars payable as Royalty in kind to the Optionors shall be paid by the optionors and the Optionors shall assume all responsibility for such Kilo Bars upon payment to the Optionors

4. In the event Emporio commingles minerals from the mining Lands with minerals from other properties, Emporio shall establish procedures, in accordance with sound mining and metallurgical techniques, for determining the proportional amount of the total metal content in the commingled minerals attributable to the input from each of the properties by calculating the same on a metallurgical basis, in accordance with sampling schedules and mining efficiency experience, so that Royalties applicable to minerals produced from the Mining Lands may reasonably be determined.

SCHEDULE C

This is Schedule C annexed to the agreement dated as of December 10, 2004 between Raven Resources Inc/Gino Chitaroni. and Emporio Explorations Corp.. (the "Agreement").

Any dispute or difference between the parties hereto concerning the Agreement or the Schedules thereto which cannot be resolved or settled by the said parties, shall be settled by arbitration. Any arbitration to be carried out under the Agreement or the Schedules thereto shall be subject to the following provisions, namely:

(a) the party desiring arbitration shall nominate 1 arbitrator familiar with the mineral exploration and/or mining business and shall notify the other party hereto of such nomination. Such notice shall set forth a brief description of the matter submitted for arbitration and, if appropriate, the section hereof pursuant to which matter is so submitted. Such other party shall within 30 days after receiving such notice nominate 1 arbitrator also familiar with the mineral exploration and/or mining business and the 2 arbitrators so selected shall select a chairman of the arbitration tribunal of similar knowledge and/or background to act jointly with them. If said arbitrators shall be unable to agree in the selection of such chairman, the chairman shall be designated by the President or other officer of the Canadian Institute of Mining, Metallurgy and Petroleum or any successor thereto;

(b) the arbitration shall take place in the City of Toronto and the chairman shall fix the time and place in the City of Toronto for the purpose of hearing such evidence and representations as either of the parties may present and, subject to the provisions hereof, the decision of the arbitrators and chairman or any two of them in writing shall be binding upon the parties hereto both in respect of procedure and the conduct of the parties during the proceedings and the final determination of the issues therein. Said arbitrators and chairman shall, after hearing any evidence and representations that the parties may submit, make their decision and reduce the same to writing and deliver one copy thereof to each of the parties hereto. The majority of the chairman and arbitrators may determine any matters of procedure of the arbitration not specified herein;

(c) if the party hereto receiving the notice of the nomination of an arbitrator by the party desiring arbitration fails within the said 30 days to nominate an arbitrator, then the arbitrator nominated by the party desiring arbitration may proceed alone to determine the dispute in such manner and at such time as the said arbitrator shall think fit;

(d) notwithstanding the foregoing, any arbitration may be carried out by a single arbitrator if the parties hereto so agree, or at any location if the parties hereto so agree or by teleconference if the parties hereto so agree in which event the provisions of this section shall apply, mutatis mutandis; and

(e) the cost of the arbitration shall be borne by the parties hereto as may be specified in the determination of the arbitrators.